Exhibit 1

As amended through January 22nd, 2003

M E M O R A N D U M A N D A R T I C L E S

A corporation with a share capital of 146.981.223 euros
Registered office : 22 avenue Montaigne - 75008 Paris
Register of Commerce and Companies : 775 670 417 Paris

Free translation

T I T L E   I
FORM – NAME – OBJECTS – REGISTERED OFFICE – DURATION

ARTICLE 1 – FORM

The company, formed on 19th April 1962 by way of transformation of a “Société à Responsabilité Limitée” into a “Société Anonyme”, is governed by the provisions of the French Commercial Code as well as by the present by-laws.

ARTICLE 2 – OBJECTS

1.	Any taking of interests by way of direct or indirect participation, contribution, merger, division or alliance in any corporation or group, existing or to be created, operating any commercial, industrial, agricultural or financial operations, and among others:

•	the trade of champagne and other wines, of cognacs and other spirits and, more generally, of other food products;

•	the trade of all pharmaceutical products, perfumes and cosmetics and, more generally, of products relating to hygiene, beauty and care;

•	the manufacture, sale and promotion of travel requisites, luggage, bags, fancy-leather goods, clothes, accessories together with all branded goods and products of high quality;

•	the operation of vine-growing, horticultural and arboricultural estates together with the development of any related biotechnological process;

•	the operation of any real estate;

•	the development of any trade-mark, signature, model, drawing and, more generally, of any industrial property right or copyright.

2.	More generally to undertake directly any commercial, industrial, financial, agricultural, viticultural operation, or any operation relating to movable or immovable property, management or service in any of the fields of activities described under paragraph 1 above.

ARTICLE 3 – NAME

The name of the company is:

LVMH
MOËT HENNESSY LOUIS VUITTON

All deeds and documents originating from the company and addressed to third parties, in particular letters, invoices, advertisements and publications of all kinds, must indicate this name immediately preceded or followed by the words “société anonyme” or the initials “SA” which should appear legibly and the mention of the amount of the capital, together with the name of the Register of Commerce and Companies with which the company is registered and the number under which it is registered.

ARTICLE 4 – REGISTERED OFFICE

The registered office of the company is at: Paris (8ème) – 22, avenue Montaigne.

It may be transferred to any other place within the same district (“département”) or any adjacent district pursuant to a decision of the Board of Directors subject to the approval of said decision by the next Ordinary General Meeting, and to any other place pursuant to a resolution of the Extraordinary General Meeting.

ARTICLE 5 – DURATION

The company, which came into existence on January 1st, 1923, shall end on December 31st, 2021, except in the event of early dissolution or extension as provided by these by-laws.

T I T L E   II
CAPITAL AND SHARES

ARTICLE 6 – CAPITAL

1.	The capital of the company is of one hundred and forty six million nine hundred and eighty one thousand two hundred and twenty three (146.981.223) euros, divided into four hundred and eighty nine million nine hundred and thirty seven thousand four hundred and ten (489.937.410) shares of a nominal value of 0,30 euro each, wholly paid up.

287,232 shares of FRF. 50 were issued further to the contribution in kind, valued at FRF. 34,676,410, completed upon the merger with “Champagne Mercier”.

772,877 shares of FRF. 50 were issued further to the contribution by the shareholders of “Jas Hennessy & Co.” of 772,877 shares of said company, valued at FRF. 407,306,179.

2,989,110 shares of FRF. 50 were issued further to the contribution in kind, valued of FRF. 1,670,164,511, completed upon the merger with “Louis Vuitton”.

1,343,150 shares were issued further to the contribution made by BM Holding, of 1,961,048 shares of Le Bon Marché, Maison Aristide Boucicaut, valued at FRF. 1,700,000,000.

2.	The capital may be increased by a resolution of the Extraordinary General Meeting of the shareholders. However, when the increase of the capital is completed by way of capitalisation of reserves, profits or issue premium, the General Meeting shall vote at the quorum and majority conditions of the Ordinary General Meetings of shareholders.

3.	The capital may, by resolution of the Extraordinary General Meeting of the shareholders, be amortised by means of equal repayment for each share by use of profits or reserves other than the statutory reserve, without such amortisation causing the reduction of the capital.

4.	The capital may also be reduced by resolution of the Extraordinary General Meeting of the shareholders either by reducing the nominal value or the number of the shares.

ARTICLE 7 – PAYMENT FOR THE SHARES

The amounts to be paid for the shares to be subscribed in cash pursuant to an increase of the capital are payable as provided by the Extraordinary General Meeting.

Upon subscription the initial payment is of at least one fourth of the nominal value of the shares. The issue premium, if any, must be paid in whole.

The balance of the nominal value of the shares shall be paid, as provided by the Board of Directors, in one or several times, not later than five years from the date at which the increase in capital was completed.

Calls for funds shall be notified to the shareholders eight days before the time fixed for each payment, either by registered letters with acknowledgement of receipt or by a notice inserted in a legal gazette published where the registered office is located.

The sums payable for the unpaid part of the shares are subject, day per day, to interest charge of 5% per annum, without need of Court action, as from the date at which they fell due.

When the shares are not fully paid up, upon issuance, they must be in the registered form and so remain until they are fully paid up.

ARTICLE 8 – RIGHTS AND COMMITMENTS ATTACHED TO THE SHARES

The rights and obligations attached to a share follow the share to any transferee to whom it may be transferred and the transfer includes all the payable and unpaid dividends and dividends to be payable, as well as, as the case may be, the corresponding share in the reserve funds and provisions.

The ownership of a share shall imply ipso facto the acceptance of the present by-laws and of the decisions of the General Meetings of shareholders.

In addition to the right to vote which is attached by law to the shares, each of them carries a right to a share of corporate assets, of profits, and of liquidation surplus, proportional to the number and nominal value of the existing shares.

As the case may be, and subject to any statutory provision, all tax exemptions or charges as well as all taxations which may be borne by the company shall be added up prior to any reimbursement either within the course of the life of the company or upon its liquidation so that, according to their nominal value, all the existing shares of the same class shall receive the same net amount whatever their origin or their date of issuance is.

The shareholders shall be responsible for the debts of the company up to the nominal value of the shares they hold.

Each time it shall be necessary to hold a certain number of shares in order to exercise a right, it will be the responsibility of the shareholder(s) missing such number to take the necessary actions to group a sufficient number of shares.

ARTICLE 9 – FORM AND TRANSFER OF THE SHARES

Fully paid up shares are either in the registered or in the bearer form, as the shareholder may decide, subject however to the statutory provisions relating to the shares held by certain individuals or corporations.

The shares are entered into accounts as provided by law.

However, certificates, or any other document, representing the shares may be issued when and as provided by law.

The ownership of the shares in the registered form is evidenced by their registration in registered accounts.

When the owner of the shares is not a French resident within the meaning of French Civil Code, any intermediary may be registered on behalf of such owner. Such registration may be made in the form of a joint account or several individual accounts, each corresponding to one owner.

At the time such account is opened through either the issuing company or the financial intermediary authorized as account holder, the registered intermediary shall be required to declare his capacity as intermediary holding shares on behalf of another party.

The shares entered into accounts are freely transferable by transfer from one account to another.

Prior approval of the transferee is required only for partly paid up shares.

All costs resulting from the transfer shall be borne by the transferee.

Shares with payments in arrears are not admitted to transfer.

T I T L E   III
SECURITIES

ARTICLE 10 – SECURITIES

The company may issue any security authorized by law.

Certificates, or any other document, representing securities may be issued when and as provided by law.

ARTICLE 11 – PREFERENCE SHARES WITH NO VOTING RIGHT

The company may require the repurchase, subject to the conditions set forth in article L 228-19 of the French Commercial Code, either of all of its shares with a preferential dividend and no voting right or of a category of such shares, each category being determined by the date at which it has been issued.

T I T L E   IV
MANAGEMENT OF THE COMPANY

ARTICLE 12 – BOARD OF DIRECTORS

1.	The Board of Directors is composed of three to eighteen members, subject to the exceptions provided by law in the case of merger, who may be individuals or legal entities appointed by the Ordinary General Meeting.

A legal entity must, at the time of its appointment, designate an individual, who will be its permanent representative on the Board of Directors. The term of office of a permanent representative is the same as that of the member it represents. When the legal entity dismisses its permanent representative, it must at the same time provide for its replacement. The same applies in case of death or resignation of the permanent representative.

2.	Each member of the Board of Directors must during its term of office own at least twenty (20) shares of the company. These shares must be in the registered form.

If, at the time of its appointment, a member of the Board of Directors does not own the required number of shares or if, during its term of office, it ceases to be the owner thereof, it shall dispose of a period of three months to purchase such number of shares, in default of which it shall be automatically deemed to have resigned.

3.	Nobody being more than seventy years old shall be appointed Director if, as a result of his appointment, the number of Directors who are more than seventy years old would exceed one third of the members of the Board. The number of members of the Board of Directors who are more than seventy years old may not exceed one third of the Directors in office.

Should such restriction become no longer complied with the appointment of the oldest member shall terminate.

4.	The Directors are appointed for a term of three years. The duties of a Director shall terminate at the close of the Ordinary General Meeting of shareholders which votes on the accounts of the preceding financial year and is held in the year during which the term of office of said Director comes to an end.

However, in order to allow a renewal of the terms as equal as possible and in any case complete for each period of three years, the Board of Directors will have the option to determine the order of retirement of the Directors by impartial drawing in a Board Meeting of one third of the Directors each year. Once the rotation established renewals will take place according to seniority.

The Directors may always be re-elected; they may be revoked at any time by decision of the General Meeting of the shareholders.

In case of death or resignation of one or several Directors, the Board of Directors may make provisional appointments between two General Meetings.

Appointments made by the Board of Directors pursuant to the above paragraph are submitted to the ratification of the next Ordinary General Meeting. Should the Meeting of the shareholders fail to ratify these provisional appointments, this shall not affect the validity of prior resolutions and acts of the Board of Directors.

When the number of members of the Board of Directors falls below the statutory minimum, the remaining Directors must immediately convene the Ordinary General Meeting in order to complete the membership of the Board of Directors.

The Director appointed to replace another Director shall remain in office for the remaining term of office of its predecessor only.

4.	A salaried employee of the company may be appointed as a Director provided that his employment contract antedates his appointment and corresponds to a position actually held. In such case, he shall not lose the benefit of his employment contract. The number of Directors bound to the company by an employment contract may not exceed one third of the Directors in office.

ARTICLE 13 – ORGANISATION AND OPERATION OF THE BOARD OF DIRECTORS

The Board of Directors shall elect a Chairman, who must be an individual, from among its members. It shall determine his term of office, which cannot exceed that of his office as Director and may dismiss him at any time.

The Board shall also determine the consideration to be paid to the Chairman.

The Chairman of the Board cannot be of more than sixty-five years old. Should the Chairman reach this age limit during his term of office as Chairman, his office would automatically terminate at the close of the nearest Board meeting. Subject to this provision, the Chairman of the Board may always be re-elected.

The Board may always elect one or several Vice-Chairman(men). It shall determine their term of office which cannot exceed that of their respective office as Director.

The officers of the meeting are the Chairman, the Vice-Chairman(men) and the Secretary.

The Secretary may be chosen from outside the Directors or the shareholders. The Board determines its term of office. The Secretary may always be re-elected.

ARTICLE 14 – MEETING OF THE BOARD

1.	The Board, convened by its Chairman, meets as often as required by the interest of the company.

The convening is made by letter sent to each Director, at least eight days prior to the meeting; it shall mention the agenda of the meeting as set by the person(s) convening the meeting.

However, the Board may meet without notice upon verbal convening and the agenda may be set at the opening of the meeting:

• when all Directors in office are present or represented, or

• when it is convened by the Chairman during a shareholders meeting.

Moreover a meeting of the Board of Directors may also be convened by any group of Directors, representing at least one third of the members of the Board, if the Board has not met for more than two months. In such case, they shall indicate the agenda of the meeting.

The meetings of the Board are held at the registered office or at any place, in France or abroad.

2.	Any Director may give to another Director, by letter, cable, telex, or telefax, a proxy to another Director to be represented at a meeting of the Board. However, each Director may only dispose of one proxy during the meeting.

The Board may validly act only if at least one half of its members are present.

Directors who participate in Board meetings by means of video-conference under the conditions defined by the Board of Directors shall be deemed to be present for purposes of calculating the quorum and majority. However, actual presence or representation shall be necessary for any Board resolutions relating to the appointment and dismissal of the Chairman or the Managing Director, to the drawing up of the annual financial statements and consolidated financial statements, and to the preparation of the management report and the report on the Group’s management.

Decisions are made by a majority of votes of the members present or represented, each Director being entitled to one vote for himself and one for the Director he represents. In the event of a tie vote, the Chairman’s vote is the deciding vote.

3.	An attendance register shall be kept and signed by all the Directors attending each meeting of the Board of Directors.

5.	To be valid, copies or abstracts of the minutes of the meetings of the Board of Directors, shall be certified by the Chairman of the Board of Directors, a President, the Secretary, the Director temporarily delegated in the duties of Chairman or by a representative duly authorized to that effect.

ARTICLE 15 – POWERS OF THE BOARD

The Board of Directors sets guidelines for the Company’s activities and shall ensure their implementation. Subject to the powers expressly granted to the General Meetings of Shareholders and within the limits of the corporate purpose, it addresses any issue relating to the Company’s proper operation and settles the affairs concerning it through its resolutions.

In its relations with third parties, the Company is bound even by acts of the Board of Directors falling outside the scope of the corporate purpose, unless it demonstrates that the third party knew that the act exceeded such purpose or that it could not have ignored it given the circumstances, it being specified that mere publication of the bylaws is not sufficient proof thereof.

The Board of Directors performs such monitoring and verifications as it deems appropriate. Each Director receives all necessary information for completing his assignment and may request any documents he deems useful.

ARTICLE 16 – POWERS OF THE CHAIRMAN OF THE BOARD

1.	The Chairman of the Board of Directors represents the Board of Directors. He chairs the meetings of the Board, and organizes and directs its work, for which he reports to the General Meeting of Shareholders. He ensures the proper operation of the corporate bodies and verifies, in particular, that the Directors are capable of fulfilling their assignments.

2.	In case of temporary disability or death of the Chairman, the Board may temporarily delegate a Director in the duties of the Chairman.

In case of temporary disability this delegation is granted for a limited duration; it is renewable. In case of death it is granted until the election of the new Chairman.

ARTICLE 17 – GENERAL MANAGEMENT

1. Choice between the two methods of General Management

The Company’s General Management is performed, under his responsibility, either by the Chairman of the Board of Directors, or by another individual appointed by the Board of Directors and bearing the title of Managing Director, depending upon the decision of the Board of Directors choosing between the two methods of exercising General Management. It shall inform the shareholders thereof in accordance with the regulatory conditions.

When the Company’s General Management is assumed by the Chairman of the Board of Directors, the following provisions relating to the Managing Director shall apply him.

2. Managing Director

The Managing Director may or may not be chosen from among the Directors. The Board sets his term of office as well as his compensation. The Managing Director must not be more than sixty-five years old. If he exceeds that age, he shall be deemed to have resigned from office automatically.

The Managing Director may be dismissed at any time by the Board of Directors. If the dismissal is decided without just cause, it may give rise to damages, unless the Managing Director assumes the duties of Chairman of the Board of Directors.

The Managing Director is vested with the most extensive powers to act under any circumstances on behalf of the Company. He exercises such powers within the limits of the corporate purpose, and subject to the powers expressly granted by law to the General Meeting of Shareholders and to the Board of Directors.

He shall represent the Company in its relations with third parties. The Company is bound even by acts of the Managing Director falling outside the scope of the corporate purpose, unless it demonstrates that the third party knew that the act exceeded such purpose or could not have ignored it given the circumstances, it being specified that mere publication of the bylaws is not sufficient to establish such proof.

The provisions of the bylaws or decisions of the Board of Directors limiting the powers of the Managing Director are not binding on third parties.

3. Deputy Managing Directors

Upon the proposal of the Managing Director, the Board of Directors may appoint one or more individuals responsible for assisting the Managing Director, with the title of Deputy Managing Director, for whom it shall set the compensation.

The number of Deputy Managing Directors may not exceed five.

Deputy Managing Directors may be dismissed at any time by the Board of Directors, upon the proposal of the Managing Director. If the dismissal is decided without just cause, it may give rise to damages.

When the Managing Director ceases to exercise his duties or is prevented from doing so, the Deputy Managing Directors remains in office with the same powers until the appointment of the new Managing Director, unless resolved otherwise by the Board.

In agreement with the Managing Director, the Board of Directors sets the scope and duration of the powers granted to Deputy Managing Directors. With regard to third parties, they shall have the same powers as the Managing Director.

The age limit applying to the Managing Director shall also apply to Deputy Managing Directors.

ARTICLE 18 – DELEGATIONS OF POWERS

The Board of Directors may grant to one or more Directors, or to third parties, whether shareholders or not, with the ability to replace it, any authority, assignments and special offices for one or more specific purposes.

It may resolve to create committees responsible for studying such issues as it or the Managing Director submit thereto for examination. Such committees shall perform their duties at the discretion of the Board, which sets their composition and responsibilities, as well as the compensation of their members, if any.

The Managing Director and the Deputy Managing Directors may, at their discretion, consent to partial delegations of authority to third parties.

ARTICLE 19 – AGREEMENTS SUBJECT TO AUTHORIZATION

1.	Any sureties, endorsements and guarantees granted by the company must be authorized by the Board of Directors as provided by law.

2.	Any agreement to be entered into between the company and one of its Directors or its Managing Director or one of its Deputy Managing Directors, whether directly or indirectly or through an intermediary, must be submitted to the prior authorization of the Board of Directors under the conditions provided by laws.

Such prior authorization is also required for agreements between the company and another enterprise, should one of the Directors or the Managing Director or one of the Deputy Managing Directors of the company be owner, partner with unlimited liability, Manager, Director, Managing Director, member of the Executive Board or Supervisory Board of said Company.

The same shall hold for any agreement entered into with a shareholder holding a proportion of voting rights greater than 5% or with any company which holds more than 5% of the Company’s capital.

The above provisions do not apply to agreements relating to current operations entered into under normal terms. However, such agreements shall be communicated by the interested party to the Chairman, who shall communicate a list thereof to the Directors and Statutory Auditors.

ARTICLE 20 – PROHIBITED AGREEMENTS

Directors, other than legal entities, are forbidden to contract loans from the company in any form whatsoever, to secure an overdraft from it, on current account or otherwise, or to have the company guarantee or secure their undertakings toward third parties.

The same prohibition applies to the Managing Director, the Deputy Managing Directors and to permanent representatives of legal entities which are Directors. It also applies to spouses, ascendants and descendants of the persons referred to in this article as well as to all persons acting as intermediaries.

ARTICLE 21 – REMUNERATION OF THE DIRECTORS

1.	The General Meeting may allow to the Directors in remuneration for their services a fixed sum as attendance fees, the amount of which is to be included in the operating expenses of the company.

The Board shall divide the amount of these attendance fees among its members as it deems fit.

2.	The Board may also authorize the reimbursement of the travel fares and expenses and of the expenses incurred by the Directors in the interest of the company.

3.	The Board may allow special payments to Directors for projects assigned or delegated to them pursuant to the provisions of article 18 of these by-laws. These payments, to be included in the operating expenses of the company, shall be liable to the provision of article 19 of these by-laws.

4.	Apart from the amounts provided for under the three paragraphs above as well as from the salaries of the Directors being employees of the company, and from the consideration, whether fixed or proportional, to be paid to the Chairman, or the Director temporarily delegated in the duties of Chairman, the Managing Director and, as applicable, the Deputy Managing Directors, no other consideration, permanent or not, may be paid to the Directors.

ARTICLE 22 – COUNCIL OF ADVISORS (Censeurs)

The Ordinary General Meeting may, upon proposal of the Board of Directors, appoint Advisors the number of whom shall not exceed nine.

In case of death or resignation of one or more Advisors, the Board of Directors may make provisional appointments subject to their ratification by the next Ordinary General Meeting.

The Advisors, who are chosen among the shareholders by reason of their skills, shall constitute a Council.

The Advisors are appointed for a term of three years ending at the close of the Ordinary General Meeting of the shareholders which acts on the accounts of the preceding financial year and held in the year during which their term of office comes to an end.

The Advisors are convened to the meetings of the Board of Directors and take part to the deliberations with a consultative vote. Their absence cannot however affect the validity of such deliberations.

The Board of Directors may allocate fees to the Advisors the amount of which will be set off from the fees allocated by the General Meeting to the members of the Board of Directors.

ARTICLE 23 – STATUTORY AUDITORS (COMMISSAIRES AUX COMPTES)

The audit of the company shall be carried out, as provided by law, by one or more Statutory Auditors legally entitled to be elected as such. When the conditions provided by law are met, the company must appoint at least two Statutory Auditors.

Each Statutory Auditor is appointed by the Ordinary General Meeting.

One or more supplementary deputy Statutory Auditors, who may be called to replace the regular Statutory Auditors in the case of death, disability or refusal to act of the latters, are appointed by the Ordinary General Meeting.

T I T L E   V
MEETINGS OF SHAREHOLDERS

ARTICLE 24

1.	The General Meetings of shareholders shall be convened and held as provided by law. The agenda of the Meeting shall be mentioned on the convening notice and letters; it is set by the corporate body convening the Meeting.

When the General Meeting has not been able to transact business validly due to a lack of quorum, the second Meeting or, as the case may be, the prorogated second Meeting, is convened in the same way at least six days prior to the Meeting. Notice and convening letters relating to such second Meeting reproduce the date and agenda of the first Meeting.

The Meetings are held at the registered office or at any other place mentioned in the convening notice.

The right to take part to the Meetings of Shareholders is subject either to the registration of the shareholder in a registered account or to the deposit, at the places mentioned in the convening notice, of the bearer shares or of a certificate delivered by the bank, the credit establishment or the stock broker with whom those shares are deposited or of a certificate of the authorized intermediary, certifying the inalienability of the shares until the date of the Meeting, at least five days prior to the Meeting.

If there is one in the Company, two members of the Labor Committee appointed, by such Committee, may attend the General Meeting of Shareholders. Upon their request, they must be heard with respect to any deliberation requiring unanimity of shareholders.

A shareholder can always validly be represented at a Meeting of shareholders by his spouse or by another shareholder. The shareholders may vote by mail at any Meeting in accordance with the laws and regulations. To be taken into account, the voting form must have been received by the company at least three days prior to the date of the Meeting.

Shareholders may address their proxy form and/or their voting form, in accordance with the laws and regulations, either by mail or, if decided by the Board of Directors, by electronic transmission.

In accordance with the conditions set by applicable legal and regulatory provisions, and pursuant to a decision of the Board of Directors, the General Meetings of Shareholders may also be held by means of video conference or through the use of any telecommunications media allowing the identification of shareholders.

Any intermediary who meets the requirements set forth in paragraphs three and four of article L. 228-1 of the French Commercial Code may, pursuant to a general securities management agreement, transmit to a General Meeting of Shareholders the vote or proxy of a shareowner, as defined in paragraph three of that same article.

Before transmitting any proxies or votes to a General Meeting of Shareholders, the intermediary shall be required, at the request of the issuing corporation or its proxy, to provide a list of the non-resident owners of the shares to which such voting rights are attached. Such list shall be provided under the conditions provided for by applicable regulation.

A vote or proxy issued by an intermediary who either is not declared as such, or does not disclose the identity of the shareowners, may not be counted.

The Meeting is presided over by the Chairman of the Board of Directors or, in his absence, by the oldest Vice-Chairman of the Board of Directors or, in the absence of the latter, by a Member of the Board of Directors appointed by the Board for that purpose. If no President has been appointed, the Meeting elects its President. The two Members of the Meeting present, having the greatest number of votes, and accepting that role, are appointed as Scrutineers. The Officers of the Meeting appoint a Secretary, who may but need not be a shareholder.

An attendance sheet is drawn up, in accordance with the law.

2.	The voting right attached to a share is proportional to the share of the capital it represents. When having the same nominal value, each share, either in capital or redeemed (“de jouissance”), gives right to one vote.

However a voting right equal to twice the voting right attached to other shares, with respect to the portion of the share capital that they represent, is granted:

• to all fully paid up shares for which evidence of registration under the name of the same shareholder during at least three years will be brought;

• to registered shares allocated to a shareholder in case of increase of the capital by capitalization of reserves, or of profits carried forward or of issuing premiums due to existing shares for which it was entitled to benefit of this right.

This double voting right shall automatically come to an end in case of registered shares converted into bearer shares and/or conveyed in property. However any transfer by right or inheritance, by way of liquidation of community property between spouses or deed of gift inter vivos to the benefit of a spouse or an inheritant shall not interrupt the three years period nor cause the double voting right to end.

Votes shall be expressed either by raised hands or by standing up or by a roll-call as decided by the officers of the Meeting.

However a secret ballot may be decided:

•	either by the Board of Directors,

•	or by the shareholders representing at least one fourth of the capital if their request was made in writing and addressed to the Board of Directors or the corporate body having convened the Meeting, two days at least prior to the Meeting.

3.	The Ordinary General Meeting is the Meeting which makes decisions which do not amend the by-laws.

It is convened once a year at least, within six months from the end of each financial year to vote on the accounts of that financial year.

In order to pass valid resolutions, an Ordinary General Meeting of the shareholders, convened upon first notice, must consist of shareholders, present or represented, holding at least one quarter of the shares having the right to vote. The deliberations of an Ordinary Meeting of Shareholders, convened upon second notice, shall be valid whatever be the number of the shareholders.

The resolutions of the Ordinary General Meeting are carried by a majority of the votes of the shareholders present or represented.

4.	Only the Extraordinary General Meeting may amend the by-laws. However, in no event can it increase the duties of the shareholders except in the case of transactions resulting form a regrouping of shares duly completed.

As to the Extraordinary General Meetings of the shareholders, the quorum, upon first convening notice, is of one third of the voting shares, and of one fourth upon second convening notice or in the case of prorogation of the second Meeting.

The resolutions of the Extraordinary General Meeting shall be carried out at a two third majority of the votes of the shareholders present or represented.

5.	The copies or abstracts of the minutes of the Meetings shall be validly certified by the Chairman of the Board of Directors, by a President, or by the Secretary of the Meeting.

The Ordinary and Extraordinary Meetings shall exercise their respective powers as provided by law.

6.	During constitutive Extraordinary General Meetings, which are those called to approve a contribution in kind or advantages granted to individuals, the contributor or the beneficiary cannot vote either for himself or as a proxy.

7.	When there are several classes of shares, the rights attached to the shares of one class cannot be modified without a proper vote of an Extraordinary General Meeting opened to all shareholders and, on top of it, without a proper vote of a special Meeting of the sole owners of the shares of the class concerned.

Special Meetings are convened and held as the Extraordinary General Meetings.

ARTICLE 25 – INFORMATION ON THE SHAREHOLDING

Any individual or legal entity who becomes the owner of a fraction of capital of at least one per cent shall notify the total number of shares it holds to the company. Such notice should be given within fifteen days from the date at which this percentage is reached.

The same obligation applies whenever the portion of capital held increases by at least one per cent. However, it shall cease to be applicable when the portion of capital held is equal to or greater than 60% of the share capital.

In case of non-compliance with the above obligation and upon the request of one or several shareholders holding at least 5% of the capital and recorded in the minutes of the General Meeting, the shares in excess of the percentage to be declared shall be deprived of their right to vote at any Meeting held until the expiration of a period of three months as from the date at which proper notification pursuant to the above paragraph is eventually made.

ARTICLE 26 – IDENTIFICATION OF THE HOLDERS OF SECURITIES

The company may, at any time, in accordance with the applicable laws and regulations, request the body in charge of the clearing of securities to give it the name, nationality and address of natural persons or legal entities holding securities conferring an immediate or deferred right to vote at its own General Meetings of shareholders, as well as the number of securities held by such natural persons or legal entities and the restrictions, if any, which may exist upon the securities. A fee will be charged to the company for these informations, the maximum amount of which shall be determined in accordance with the provisions of an “arrêté” of the Minister of Economy.

In light of the list sent by the aforementioned body, the Company shall be entitled to request information concerning the owners of the shares listed above, either through the intervention of that body, or directly, to the persons appearing on that list and who might be, in the Company’s opinion, registered on behalf of third parties.

When they act as intermediaries, such persons shall be required to disclose the identity of the owners of such shares. The information shall be provided directly to the authorized financial intermediary holding the account, who shall, in turn, be responsible for communicating it to the issuing company or the aforementioned body, as applicable.

T I T L E   VI
RESULTS OF THE COMPANY

ARTICLE 27 – FINANCIAL YEAR

Each financial year is of one year beginning on 1st January and ending on 31st December.

ARTICLE 28 – ANNUAL ACCOUNTS

The Board of Directors shall keep regular accounts of the corporate operations and shall draw up the annual accounts in conformity with the law and the commercial practice.

ARTICLE 29 – APPROPRIATION OF RESULTS AND ALLOCATION OF PROFITS

Out of the profit of a financial year, reduced by prior losses if any, an amount equal to at least 5% thereof shall be first deducted in order to form the “legal reserve” provided by law. This deduction is no longer required when the reserve amounts to one tenth of the capital of the company.

Distributable earnings are the net profit of a financial year, reduced by prior losses and by the deduction provided for in the preceding paragraph and increased by the profits carried forward.

Out of this amount, and subject to the decision of the Shareholders Meeting, it is first set off the amount necessary to distribute to the shareholders a preliminary dividend equal to 5% of the paid up but non-amortized nominal value of the shares.

This dividend is not cumulative from one financial year to the other.

The General Shareholders Meeting may decide to allocate all or a part of the amount remaining available to free, ordinary or extraordinary reserves or to carry it forward as it deems appropriate.

The balance, if any, is distributed to the shareholders as a super-dividend.

Furthermore, the General Shareholders Meeting may decide the distribution of amounts of such reserves it may dispose of, either to provide for or complete a dividend or as an exceptional distribution; in such case, the resolution shall expressly indicate the reserve to which these payments shall be allocated. However, the dividends shall be set off by priority from the distribuable earnings of the financial year.

When a balance sheet, drawn up during, or at the end of the financial year, and certified by the statutory auditor, shows that the company, since the close of the preceding financial year, after having made the necessary depreciations and provisions and after deduction of the prior losses, if any, as well as of the amounts which are to be allocated to the reserves provided by law or by the by-laws, and taking into account profits carried forward, if any, has available earnings, the Board of Directors may resolve the distribution of interim dividends prior to the approval of the accounts of the financial year, and may determine the amount thereof and the date of such distribution. The amount of such interim dividends cannot exceed the amount of the profits as defined in this paragraph.

Any dividend distributed in violation of the above mentioned rules, is fictitious.

When the results of a financial year is a loss, such loss, after approval of the annual accounts by the Ordinary General Meeting, is either set off against the profits carried forward or added to the losses carried forward; when the balance is negative, it is carried forward to be set off against future profits.

ARTICLE 30 – PAYMENT OF DIVIDENDS

The General Meeting shall determine the terms of payment of dividends; failing such determination, these terms shall be determined by the Board of Directors.

However, the dividends must be declared payable no more than nine months following the close of the financial year, unless such period is extended by Court order.

The shareholders cannot be forced to repay the dividends unless the two following conditions are met:

•	the distribution was made in violation of the legal provisions,

•	the company has brought evidence that the beneficiaries knew of or could not ignore the irregularity of the distribution at the time it was made.

The action for repayment is time barred after ten years from the date at which the dividends became payable.

The payment of dividends is time barred after five years from the date at which they became payable.

T I T L E   VII
DISSOLUTION – LIQUIDATION

ARTICLE 31 – PREMATURE DISSOLUTION

An Extraordinary General Meeting may at any time declare the premature dissolution of the company.

ARTICLE 32 – LOSS OF ONE HALF OF THE CAPITAL OF THE COMPANY

If, as a consequence of losses showed by the company’s accounts, the net assets (capitaux propres) of the company are reduced below one half of the capital of the company, the Board of Directors must, within four months from the approval of the accounts showing such loss, convene an Extraordinary General Meeting of shareholders in order to decide whether the company ought to be dissolved before its statutory term.

If the dissolution is not resolved, the capital must, at the latest by the end of the second financial year following the financial year during which the losses were established and subject to the legal provisions concerning the minimum capital of “sociétés anonymes”, be reduced by an amount at least equal to the losses which could not be charged on reserves, if during that period the net assets have not been restored up by an amount at least equal to one half of the capital.

In the absence of General Meeting or in the case where the Meeting has not been able to validly act, any interested party may institute legal proceedings to dissolve the company.

ARTICLE 33 – EFFECT OF THE DISSOLUTION

The company is in liquidation as soon as it is dissolved for any reason whatsoever. It continues to exist as a legal entity for the needs of this liquidation up to the completion of it.

During the period of the liquidation, the General Meeting shall retain the same powers as it did exercise during the life of the company.

The shares shall remain transferable until the completion of the liquidation proceedings.

The dissolution of the company is only valid vis à vis third parties as from the date at which it has been published at the Register of Commerce and Companies.

ARTICLE 34 – APPOINTMENT OF LIQUIDATORS – POWERS

Upon the expiration of the term of existence of the company or in the case of its premature dissolution, the Meeting of the shareholders shall decide the methods of liquidation and appoint one or several liquidators whose powers it will determine, and who will exercise their duties according to the law. The appointment of the liquidator(s) terminates the office of the Directors, as well as that of the Advisors, if any.

ARTICLE 35 – LIQUIDATION – CLOSING

After payment of the liabilities, the remaining assets shall be used first for the payment to the shareholders of the amount paid for their shares and not amortized.

The balance, if any, shall be divided among all the shares.

The shareholders are convened at the end of the liquidation in order to decide on the final accounts, to discharge the liquidators from liability for their acts of management and the performance of their office, and to take notice of the closing of the liquidation.

The closing of the liquidation shall be published as provided by law.

ARTICLE 36 – LITIGATIONS

Any dispute between the company and any of its shareholders arising from the present by-laws and/or deriving therefrom shall be settled by the Commercial Court of Paris.

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